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                                                                  Exhibit 10.27
                                     NHP

                      NATIONWIDE HEALTH PROPERTIES, INC.

February 24, 1997
                                           Via Telecopy and Overnight Delivery


H. Todd Kaestner
American Retirement Communities, L.P.
111 Westwood Place
Suite 402
Brentwood, TN 37027

Dear Todd:


The purpose of this letter is to outline the terms under which Nationwide Health Properties, Inc. ("Nationwide") would provide to American Retirement Corporation ("ARC") lease financing for the acquisition of existing long-term care facilities ("Acquisition Properties") and the de novo development of long term care facilities ("Development Properties"). Based on the information available to us and subject to the conditions precedent contained in this letter, Nationwide is prepared to provide such financing under the following salient terms.

TENANT(S) - American Retirement Corporation, its controlled subsidiaries, or other party acceptable to Nationwide.

GUARANTIES AND CROSS-DEFAULTS - Guarantee of ARC, cross-guaranties and cross-defaults between and among ARC leased properties financed by Nationwide.

FACILITY AMOUNT - Approximately $110,000,000.

DEVELOPMENT FUNDING - Actual direct and indirect costs which are incurred for the Development Properties and which are paid to unrelated parties for: land; easements; entitlements; fees including impact fees; permits; utility hook-ups; site preparation; landscaping; construction; fixtures; equipment; design; architectural and engineering services and inspections; construction period rent; insurance, taxes; and utilities; as-built survey; reasonable legal and accounting fees; reasonable Tenant(s) or Guarantor(s) overhead and out-of-pockets.

DEVELOPER - ARC will plan, design, develop, build, obtain licences for, and open the Development Properties 1) for a maximum amount agreed to in advance for each Development Property and 2) complete each Development Property by a date certain agreed to in advance.

TERM - Initial lease term to expire 10 years from closing the Transaction; renewals of all, but not fewer than all, the Properties for 4 terms of 10 years each at the option of ARC.

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Todd Kaestner
February 24, 1997
Page 2

TRANSACTION COSTS - Nationwide and ARC will each pay their respective ancillary transaction costs. Nationwide will pay for environmental, survey, title insurance, site inspections, and its own legal costs up to a reasonable level agreed to in advance for each Property.

OTHER FEES - None.

MINIMUM RENT - 320 basis points for Acquisition Properties, 340 basis points for Development Properties after completion, both over the 20 trading day average 10-year Treasury rate; for Development Properties prior to completion, 30-day Libor plus 150 basis points.

ADDITIONAL RENT - Beginning in Year 2, Additional Rent will equal 10% of increases in revenue over revenue in the first year but not less than 0% and not to exceed 2.5% annual increases.

RENEWAL RENT - Fair market value as of renewal date (but not more than Nationwide's investment increased by 2.5% per year) times the then 10-year Treasury rate (20 day average) plus 300 basis points; total rent may not decrease from the prior year, nor may total rent increase by more than 25% from the prior year.

SECURITY DEPOSIT - Equal to 6 months Minimum Rent for the first $40,000,000 of Facility usage; 3 months for the next $30,000,000, none thereafter, in cash or letter of credit from mutually acceptable bank. Nationwide will pay interest on cash, if any, held as a Security Deposit, at a rate equal to income earned thereon.

MAINTENANCE AND UPKEEP EXPENDITURES - Tenant will, by a mutually agreeable mechanism, fund expenditures to insure that the Properties remains in high quality and competitive position.

TENANT'S OPTION - ARC will have the option to purchase all, but not fewer than all, the Properties at the end of the initial lease term and all renewal terms for fair market value but not less than Nationwide's investment.

CONDITIONS PRECEDENT - Satisfaction and fulfillment of conditions precedent customary and appropriate for transactions of this type, including but not limited to:

Inspection and approval of each Acquisition Property and the site for each Development Property by Nationwide;

Approval of each Property and each transaction by Nationwide's board of directors.

Prior approval by Nationwide of Development Property plans, specifications, material contracts, schedules, and budgets.
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Todd Kaestner
February 24, 1997
Page 3


Receipt and approval by Nationwide of most recent Medicaid, Medicare, and/or regulatory inspection reports, as well as financial statements and operating reports on each Acquisition Property and Guarantor(s).

Satisfaction of Nationwide with the material terms and conditions of all necessary documents including, but not limited to, supporting documentation such as guaranties, trust agreement(s), partnership agreement(s), corporate charter(s), bylaws, resolutions, certificates, and security documents in addition to purchase agreement(s), development agreement(s), and lease(s), and the execution, delivery and, where applicable, public recordation, of all necessary documents.

No material adverse change from the date of due diligence to closing.

Accuracy of representations and warranties and absence of default or other material breach.

Satisfaction of Nationwide with the final organization of and structure of each transaction, Developer, Tenant(s), Guarantor(s), and title to respective assets.

Receipt and approval by Nationwide of evidence satisfactory to Nationwide as to the due formation, power and authority of Developer, Tenant(s), Guarantor(s), and other parties to each transaction to participate in each transaction; the enforceability of all documents and agreements; and the absence of material actions, suits, judgments, or proceedings.

Repayment of outstanding liens, encumbrances and debt on each Property and satisfaction of Nationwide with unencumbered title thereon. Such title to be insured by ALTA 1970 Form B extended coverage in amount equal to Nationwide's investment. Nationwide to receive surveys on each Property.

Receipt and approval by Nationwide of satisfactory evidence that each Acquisition Property has passed all inspections and has received all licenses, permits, access approvals, certificates of need, provider agreements, Medicare, Medicaid and third party payor agreements and other authorizations and approvals as are needed for the operation of each Property as a skilled/intermediate nursing facility, assisted/independent living facility, personal care facility, continuing care retirement community, or adult congregate living facility as the case may be.

Receipt and approval by Nationwide of satisfactory Phase 1 Environmental Assessment Reports (or appropriate updates) prepared by qualified experts approved by Nationwide showing no presence or potential of hazardous materials in, on, under or around each Property.
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Todd Kaestner
February 24, 1997
Page 4


Receipt by Nationwide of satisfactory certificates of compliance with respect to material obligations of Developer, Tenant(s) and Guarantor(s) as are customary with transactions of this nature.

Receipt and approval by Nationwide of certificates of insurance satisfactory to Nationwide naming Nationwide as additionally insured.

Receipt by Nationwide of representations and warranties customary and appropriate for transactions of this nature.

This letter is not a commitment. Such a commitment can only be granted by Nationnwide's board of directors, which has not considered any Property or any transaction contemplated herein. We look forward to working with you in the future.


Sincerely,


T. Andrew Stokes
----------------------
T. Andrew Stokes
Senior Vice President

TAS:pb f:\users\andy\ARC\acqdevpr\terms2


AGREED AND ACCEPTED:

H Todd Kaestner                                        2/26/97
---------------------                             ----------------
Signature                                               Date

Name (printed): H Todd Kaestner
               --------------------------------

Title: EVP Corporate Development
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Company: American Retirement Communities, L.P.
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